EXHIBIT H

EXECUTION COPY

August 26, 2012

Richard M. Schulze
8500 Normandale Lake Boulevard, Suite 1750
Minneapolis, MN 55437

Dear Mr. Schulze:

Richard M. Schulze (“you”) has requested information from Best Buy Co., Inc., a Minnesota corporation (the “Company”), in connection with your consideration of a possible negotiated transaction between the Company and you or one or more of your affiliates (as defined below) (a “Transaction”).  In connection with a Transaction, and in consideration of the covenants and agreements contained in this letter agreement (this “Agreement”), the Company and you agree as follows:

1.           Information; Confidentiality.

(a)           In connection with your consideration of a Transaction, the Company shall afford you and each of your Representatives (as defined below) with prompt access to the properties, books, contracts and records of the Company and its affiliates (including, to the extent available, the work papers of the Company’s external auditors) necessary for you to provide the Company with a proposal for a Transaction.  As used in this Agreement, “Representatives” of a person means such person’s affiliates, officers, directors, employees, debt and equity financing sources, financial advisors, counsel, accountants, investment bankers and other advisors, agents or representatives of such person and/or any of its affiliates (provided, that (i) each of your debt financing sources and six equity financing sources shall only be considered your Representative upon prior written notice to the Company of the identity of such debt or equity financing source and (ii) all additional equity financing sources shall only be considered your Representative with the prior written consent of the Company, not to be unreasonably withheld, and in your case shall also include individuals who may assist in managing the Company following a Transaction but only if such individuals are not employees of the Company at the time they become your Representative; “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity; and “affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (for the avoidance of doubt, you and the Company are not deemed to be affiliates for purposes of this Agreement).

(b)           You agree to keep confidential and to use only for the purpose of evaluating a Transaction and submitting a Qualified Offer and a Subsequent Qualified Offer all non-public information that the Company or any of its Representatives furnishes or otherwise makes available to you or your Representatives pursuant to this Agreement (whether on or after the date hereof), including any technical, scientific, trade secret or other proprietary information of the Company with which you or your Representatives may receive in the course of your investigation, whether oral, written or electronic, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon such information (collectively, the “Evaluation Material”); provided that the Evaluation Material may be disclosed (i) to your Representatives who need to know such information for the purpose of assisting you in your evaluation of a Transaction so long as you instruct your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your Representatives), (ii) to the extent that the Company consents in writing to such disclosure or (iii) in accordance with Section 1(c) or Section 1(d).  The term “Evaluation Material” shall not include information that (A) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such other source is not known by you to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to you or your Representatives, (B) was or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement) or (C) is or becomes independently developed by you or on your behalf (other than as a result of a breach by you or your Representatives of this Agreement).

(c)           Each of the Company and you agrees that neither it nor its Representatives will, without the prior written consent of the other party, directly or indirectly, disclose to any other person (other than its Representatives) (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) the existence or the terms of this Agreement or (iii) that it or its Representatives have received or produced any Evaluation Material; provided that the Company and you may make such disclosure to the extent that the Company or you, as applicable, have received advice of counsel that such disclosure is required to be made in order to avoid violating the United States federal securities laws or similar foreign securities laws or rules of a United States or foreign securities exchange; provided, further, that any such disclosure must be limited to only that information which must be disclosed in order for the Company or you, as applicable, not to violate such United States federal securities laws or similar foreign securities laws or rules of a United States or foreign securities exchange to which you or any of your affiliates are subject.  During the Standstill Period, to the extent legally permissible, the Company or you, as applicable, will notify the other party prior to making any such disclosure and, to the extent practicable in the circumstances, consult with the other party regarding the text of the disclosure language itself prior to any such disclosure being made.  The Company and you agree to issue jointly the press release attached hereto as Annex I following execution of this Agreement.

(d)           In the event that you or any of your Representatives are required to disclose any Evaluation Material in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s).  You also agree, unless prohibited by law, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material you are required to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company (at the Company’s expense) to the extent the Company may seek to limit such disclosure, including, if requested, and at the Company’s expense, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above and to assist in obtaining an appropriate protective order.  If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required to disclose Evaluation Material to any tribunal or other governmental entity, you will use reasonable best efforts to obtain assurances that confidential treatment will be accorded to any such Evaluation Material and you will limit the disclosure to only that information which must be disclosed in order for you not to violate the legal requirements of the tribunal or other governmental entity and thereafter you or your Representatives, as applicable, may disclose such information without liability hereunder.

(e)           Upon the request of the Company (which request shall not be made at any time prior to the Proposal Deadline), you will (and will cause your Representatives to) promptly deliver to the Company or destroy, as requested by the Company, all copies of the Evaluation Material, without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, word processor or other device containing such information; provided, however, that you are not required to delete electronic copies stored in backups or archives that are not generally available to the individual user.  If requested by the Company, you will confirm to the Company that all such material has been so delivered or destroyed.  Notwithstanding the foregoing, you or your Representative may keep one copy of the Evaluation Material (in electronic or paper form) if required by any applicable law or rules of a United States or foreign securities exchange to which you or one of your affiliates are subject or if otherwise required by any applicable law or regulation.  Any and all duties and obligations existing under this Agreement shall remain in full force and effect in accordance with Section 9, notwithstanding the delivery or destruction of the Evaluation Material required by this Section 1(e).

2.           Standstill.

(a)           During the Standstill Period (as defined below), unless the Company shall otherwise request in writing in advance or except as otherwise expressly provided in Section 2(c) hereof, neither you nor your affiliates shall, directly or indirectly:

i.  acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any equity securities of the Company entitled to vote in the election of the Board of Directors of the Company, or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) such securities (“Equity Securities”), any other securities issued by the Company or its subsidiaries, or a material amount of the assets of the Company, including rights or options to acquire such ownership;

ii.  seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company;

iii. solicit proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) from any holders of Equity Securities with respect to any matter, or seek to otherwise influence, advise or direct the vote of any holder of Equity Securities;

iv. execute any written consent relating to voting of shares of any securities of the Company or solicit consent from other holders of securities of the Company relating to the adoption of proposals by stockholder consent;

v.  initiate, induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate any stockholder proposal or withhold vote campaigns or tender or exchange offer for any securities of the Company, any change of control of the Company or any subsidiary thereof, or the convening of a stockholders’ meeting of the Company or any subsidiary thereof;

vi. otherwise act, alone or in concert with others, to seek to control or influence (including, for the avoidance of doubt, indirectly by means of communication with the press or media) the management, Board of Directors or policies of the Company or otherwise seek the removal of any director or the election or appointment of any director;

vii. bring any action or otherwise act, directly or indirectly, to contest the validity of this Agreement or seek a release of the restrictions contained herein, or publicly make, directly or indirectly, a request to amend, waive or consent to the amendment or waiver of any provision of this Section 2, or make any public statement relating to the Company’s willingness to pursue any actions prohibited by this Agreement conditioned upon an amendment, waiver or consent to the amendment or waiver of any provision of this Agreement;

viii. issue any press release or make any public statement, or induce or encourage others to do the same, that is untrue, derogatory or disparaging of, or that is intended to cause reputational damage or embarrassment to, the Company, the Board of Directors as a whole or any of its directors, officers or employees;

ix.  enter into any exclusivity agreement, whether written or oral, with any potential financing source, including but not limited to any agreement, whether written or oral, that would prohibit the ability of such financing source to provide financing or other assistance to any other party in any other transaction involving the Company; provided, that in connection with preparing and submitting either a Qualified Offer or a Subsequent Qualified Offer, you may have in place exclusivity arrangements with no more than four equity financing sources that are your Representatives pursuant to the terms of this Agreement; provided further, that at the time you submit either a Qualified Offer or a Subsequent Qualified Offer, any equity financing sources who remain bound to exclusivity arrangements must have provided firm commitment letters, be participating in the Qualified Offer or Subsequent Qualified Offer and be identified by you as described in the definition of Qualified Offer and Subsequent Qualified Offer; provided, however, that if any equity financing source ceases to participate in a Qualified Offer or Subsequent Qualified Offer, they must no longer be bound by such exclusivity arrangement.

x.  interfere with or limit in any way the Company’s or Company Representatives’ direct access to any potential equity or debt financing sources; provided that this clause (x) shall not apply to any arrangement with your equity financing sources pursuant to Section 2(a)(ix) of this Agreement.

xi.  advise, assist, encourage, act as financing source for or otherwise invest in any other person in connection with, or enter into, directly or indirectly, any discussions, negotiations, arrangements or understandings with any other person with respect to, any of the activities set forth in clauses (i) through (x) or propose any of such activities to any other person; or

xii. disclose any intention, plan or arrangement, or take any action inconsistent with any of the foregoing.

(b)           During the Standstill Period, neither the Company nor its affiliates shall, directly or indirectly, issue any press release or make any public statement, or induce or encourage others to do the same, that is untrue, derogatory or disparaging of, or that is intended to cause reputational damage or embarrassment to, you or your Representatives.

(c)           As used in this Agreement, “Standstill Period” means the period from the date of this Agreement through December 31, 2012; provided, however, that:

i.    if you do not provide the Company with a Qualified Offer by the 60th day following the date on which the Company provides you with access to the Required Information and written notice of such access (such sixtieth day, as the same may be extended by the Company by written notice to you, the “Proposal Deadline”; it being agreed that the Company will not object to an extension of the Proposal Deadline unless it reasonably believes that good faith progress is not being made by you in developing a Qualified Offer provided in no event shall such extension exceed thirty days following such sixtieth day), then the Standstill Period shall mean the period from the date of this Agreement through August 26, 2013;

ii.    if you do provide the Company with a Qualified Offer by the Proposal Deadline and the Board of Directors rejects such proposal, then the “Standstill Period” shall mean the period from the date of this Agreement through August 26, 2013, except that on and after January 1, 2013, you and your affiliates may provide the Company with written notice (which notice may not be delivered earlier than January 1, 2013) of your intention to pursue a Subsequent Qualified Offer.  Such written notice shall include all the information required to satisfy the definition of a Subsequent Qualified Offer.  Neither you nor the Company shall be under any obligation to enter into negotiations with respect to such Subsequent Qualified Offer; provided, however, you may request updated Required Information, which shall be provided by the Company as promptly as reasonably practicable.  You may revise the Offer Price in your Subsequent Qualified Offer based on such updated Required Information.  Only after thirty days from the date on which you provided such written notice to the Company (or shorter period if the Company indicates in writing that it is not interested in negotiating such Subsequent Qualified Offer), may you publicly seek to obtain shareholder approval, support or endorsement of the Subsequent Qualified Offer, which approval, support or endorsement shall include, but not be limited to, seeking to change the composition of the Board of Directors through the solicitation of proxies for such purpose at the 2013 Annual Meeting or a special meeting of the Company’s shareholders (and in furtherance of the foregoing, you may seek to call a special meeting of the Company’s shareholders pursuant to the terms of the By-Laws of the Company, including by the solicitation of consents to call a special meeting) and in each case you may vote or consent; provided, that such proxy statement must state that if the slate of directors you are proposing are elected to the Board of Directors, then you expect that such newly constituted Board of Directors will, subject to their fiduciary duties, consider the Subsequent Qualified Offer.

In connection with any such solicitation, nothing in this Agreement shall prevent you from issuing statements advocating the merits of your plans and proposals, so long as such statements are factually accurate.  The Company agrees that during the Standstill Period it will not propose or implement any changes to the Company’s Amended and Restated By-Laws or Amended and Restated Articles of Incorporation that would change, revise or amend in any way the manner in which a special or regular meeting of shareholders may be called or conducted.

iii. at any time following the execution of this Agreement unless you have (i) sought to obtain shareholder approval, support or endorsement of the Subsequent Qualified Offer (as further described in Section 2(c)(ii) above) or (ii) materially violated the terms of this Section 2, the Company shall, promptly upon your prior written request, take all necessary action to cause to be elected to the Board of Directors that number of your nominees (chosen from a list of nominees provided by you (all such nominees shall satisfy the director qualification standards set forth on the Company’s website on the date hereof by the Company’s Nominating, Corporate Governance and Public Policy Committee (and disregarding any additional director search criteria that may be set forth on the Company’s website) and a majority of such nominees shall meet the definition of independence as defined by the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934) that is one greater than the number of nominees to be elected), so long as you own, inclusive of family trusts in which you may not have beneficial ownership, not less than 20% of the Company, equal to the greater of (A) two and (B) the number of Board members that is proportional (after giving effect to any increase in the size of the Board as contemplated by this Section 2(c)(iii)) to your percentage ownership in the Company (provided that fractions of .5 or higher shall be rounded up to the next whole number); provided, however, that in connection with the election of your nominees as provided in this Section 2(c)(iii), (1) the Company may increase the number of directors on the Company’s Board of Directors by the number of your nominees elected to the Board; and (2) the “Standstill Period” shall mean the period from such written notice through August 26, 2013.  For the avoidance of doubt, upon providing your written notice to cause your nominees to be elected to the Board of Directors, you will no longer be entitled to take the actions specified in Section 2(c)(i) and Section 2(c)(ii) of this Agreement.

(d)           You understand and agree that any potential equity financing source who participates in a Qualified Offer or Subsequent Qualified Offer must agree in writing (in an instrument signed by you, the Company and any such party) to be bound by the restrictions contained in this Section 2 and equity and debt financing sources must enter into customary confidentiality agreements with the Company.  Notwithstanding anything to the contrary herein, none of the provisions of this Agreement shall in any way limit the ordinary course business services and activities of any of your Representatives who are equity or debt financing sources; provided, that such ordinary course business services and activities are otherwise conducted without any use of or reference to the Evaluation Material.

(e)           Nothing in this Section 2 shall be construed to prohibit you or your Representatives from acting together to formulate and to submit to the Company a Qualified Offer on or prior to the Proposal Deadline (or any modifications, amendments or new proposals until such time as negotiations between the Company and you have been terminated by either party) or a Subsequent Qualified Offer or from taking any other actions as otherwise permitted by Section 2(c)(ii).

3.           Non-Solicitation and No-Hire of Employees.  For twelve (12) months from the date hereof, you agree that neither you nor your affiliates will solicit or hire, any director, officer or employee of the Company or its subsidiaries; provided, that nothing in this Section 3 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company, which general solicitations are expressly permitted.

4.           Representations or Warranties.

(a)           You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material for you or your Representatives’ purposes and that, with respect to the Evaluation Material, only those representations and warranties made by the Company in writing in a subsequent definitive Transaction agreement, if any, shall have any legal effect.  You agree that other than as may be set forth in such definitive Transaction agreement or for claims based on breach of this Agreement, neither the Company nor its Representatives shall have any liability whatsoever to you or any of your Representatives, including in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

(b)           You represent that as of the date hereof you have not entered into any exclusivity agreement, arrangement or other understanding, whether written or oral, with any potential financing source, including but not limited to any agreement, arrangement or other understanding, whether written or oral, that may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such financing source to provide  financing or other assistance to any other party in any other transaction involving the Company.

(c)           The Company represents that it will work with you and your Representatives to create a mutually agreeable list of customary information required in connection with an acquisition transaction involving private equity partners (the “Required Information”).  In addition, the Company will provide you and your Representatives with any additional information that you and your Representatives request from the Company that is reasonably necessary to make a Qualified Offer.  The 60 day offer period set forth in Section 2(c)(i) shall be deemed to have commenced when the Company has made available to you and your Representatives, through an electronic data room, the Required Information and has sent written notice to you of such availability.

(d)           The Company represents that simultaneous with the execution of this Agreement (i) the Board of Directors duly adopted the Resolutions of the Board of Directors and (ii) the Committee of Disinterested Directors duly adopted the Resolutions of the Committee of Disinterested Directors, a copy of each of which has been provided to you in connection with your execution of this Agreement.

5.           Certain Definitions.

(a)           A “Qualified Offer” means an all cash offer submitted to the Company by the Proposal Deadline which (i) indicates the amount of consideration on a per share basis and in U.S. Dollars that you are prepared to pay for a Transaction (such amount, the “Offer Price”), (ii) includes, in detail, the structure and sources and status of your intended financing and demonstrates existing arrangements or commitments providing for the full amount of funds necessary to pay for the total consideration contemplated by your offer, (iii) includes firm commitment letters from all equity financing sources, including private equity partners, and firm financing commitment letters from all debt financing sources (“Debt Commitment Letters”), in each case such commitment letters to (A) be fully negotiated, in executable form and not subject to any due diligence conditions, subject to the Company having complied with you and your Representative’s ongoing requests for information that are reasonably necessary to make a definitive proposal with no due diligence conditions in a Transaction involving private equity partners, and (B) specify the names and telephone numbers of financing sources (and appropriate individuals) involved so that such financing sources may be contacted for any clarification, (iv) includes a statement that you have completed your due diligence review, subject to the Company having complied with you and your Representative’s ongoing requests for information that are reasonably necessary to make a definitive proposal with no due diligence conditions in a Transaction involving private equity partners, and are prepared to execute the form of merger agreement that has been provided to you by the Company or, if you choose to make any changes to such merger agreement, includes any proposed revisions to the merger agreement.

(b)           A “Subsequent Qualified Offer” means an offer fulfilling the terms of a Qualified Offer; provided, however, that (i) any commitment letters may be subject to updating due diligence and (ii) you shall only be obligated to use your reasonable best efforts to obtain the consent of your equity financing sources to be named publicly.

6.           No Obligation.  It is understood and agreed that unless and until there is a definitive Transaction agreement executed and delivered by each of the Company and you and/or one or more of your affiliates, neither the Company nor you intend to be, nor shall any of the Company, you or your affiliates be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise by virtue of this Agreement or any written or oral expressions by it, in each case, except to the extent specifically agreed in this Agreement.  The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, to terminate discussions and negotiations with you, and to refuse to provide any further access to the Evaluation Material.  The Company and its Representatives will be free to conduct the process for the Transaction in their sole discretion (including, without limitation, negotiating with any prospective buyer and entering into a definitive agreement without prior notice to you).

7.           Equitable Relief.  Each of the Company and you recognizes and acknowledges that a breach of this Agreement by it or its Representatives will cause the other party to be irreparably harmed and that such other party could not be made whole solely by monetary damages.  Each of the Company and you accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, (ii) that the remedy of specific performance of this Agreement is appropriate in any action in court, in addition to any other remedy to which such party may be entitled and (iii) to waive any requirement for the securing or posting of a bond in connection with the seeking or obtaining of such relief.

8.           Compliance with Law.  You hereby confirm that you are aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.  You hereby agree that neither you nor your Representatives will use or communicate the Evaluation Material in violation of these laws.

9.            Term.  Each party’s obligations under this Agreement expire upon the earlier of (i) twelve (12) months following the date of this Agreement and (ii) the completion of a Transaction.

10.           Severability.  It is understood and agreed that if any provision contained in this Agreement or the application thereof to the Company, you or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.  Headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions hereof.

11.           Notice.  Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

7601 Penn Avenue South
Richfield, Minnesota 55423
Attention: Keith Nelsen
Telephone: (612) 291-6550
Email: keith.nelsen@bestbuy.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan M. Klein
Telephone: (212) 455-3188
Email: aklein@stblaw.com

If to Richard M. Schulze:

Richard M. Schulze
8500 Normandale Lake Blvd., Suite 1750
Minneapolis, MN 55437

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Creighton O’M. Condon
Telephone: (212) 848-4000
Email: ccondon@shearman.com

12.           No Unauthorized Contact. You agree that until the expiration of the Standstill Period, without the prior written consent of the Company, you and your Representatives will not contact any officers, directors, employees, stockholders, customers or suppliers of the Company or its affiliates in connection with a possible Transaction, and, without limiting anything in this Agreement, will not otherwise disclose to any such parties the fact that the Company or its affiliates may pursue a Transaction with you or other parties or that discussions or negotiations have taken or may take place concerning a possible Transaction.

13.           Maintaining Privileges.  If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of each party to this Agreement that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Evaluation Material provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.  Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

14.           Costs of Transaction.  Each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, regardless of whether a Transaction is consummated.

15.           Authority to Enter Agreement.  Each party hereby represents and warrants to the other that (i) it has full power and authority to enter into and perform this Agreement, (ii) it has taken all necessary action to execute, deliver and perform this Agreement and (iii) this Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party agrees that it may bring any action or legal proceeding in respect of any claim arising out of or related to this Agreement in any federal court located in the Borough of Manhattan in the City of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or legal proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) waives any right to trial by jury.

17.           Miscellaneous.

(a)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

(b)           This Agreement shall be binding upon and inure to the benefit of the Company and you and their and your respective successors and permitted assigns.  Any assignment of this Agreement without the prior written consent of the other party shall be void.

(c)           This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement.  Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.  It is agreed that no failure or delay by the Company or you in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(d)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page.]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours, BEST BUY CO., INC.

By	/s/ G. Mike Mikan
	Name:	G. Mike Mikan
	Title:	Chief Executive Officer (interim)

CONFIRMED AND AGREED TO:

RICHARD M. SCHULZE

/s/ Richard M. Schulze

[Signature Page to the Confidentiality Agreement]